SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 9)



                                SUN BANCORP, INC.
                                -----------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
                     --------------------------------------
                         (Title of Class of Securities)


                                  86663B 10 2
                                  -----------
                                 (CUSIP Number)



                                December 29, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

{X]   Rule 13d-1(d)

--------------------------------------------------------------------------------------
      CUSIP No.  86663B 10 2                    13G           Page 2 of 10 Pages
----------------------- --------------------------------------------------------------
          1             NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                        Bernard A. Brown
----------------------- --------------------------------------------------------------
          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]

                              (b) [_]
                        N/A
----------------------- --------------------------------------------------------------
          3             SEC USE ONLY

----------------------- --------------------------------------------------------------
          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
----------------------- --------------------------------------------------------------
                             5        SOLE VOTING POWER
      NUMBER OF
                                                997,829 Shares
        SHARES           -------------------------------------------------------------
                             6        SHARED VOTING POWER
     BENEFICIALLY
                                              3,391,329 Shares
       OWNED BY          -------------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
         EACH
                                              2,138,222 Shares
      REPORTING          -------------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
    PERSON WITH
                                              3,391,329 Shares
----------------------- --------------------------------------------------------------
          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              4,531,722 Shares
----------------------- --------------------------------------------------------------
         10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES    [_]

                        N/A
----------------------- --------------------------------------------------------------
         11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              20.93%
----------------------- --------------------------------------------------------------
         12             TYPE OF REPORTING PERSON

                        IN
----------------------- --------------------------------------------------------------

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--------------------------------------------------------------------------------------

CUSIP No.  86663B 10 2                    13G            Page 3 of 10 Pages
--------------------------------------------------------------------------------------
          1             NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                        Shirley G. Brown
----------------------- --------------------------------------------------------------
          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]

                              (b) [_]
                        N/A
----------------------- --------------------------------------------------------------
          3             SEC USE ONLY

----------------------- --------------------------------------------------------------
          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
----------------------- --------------------------------------------------------------
                             5        SOLE VOTING POWER
      NUMBER OF
                                                   --
        SHARES           -------------------------------------------------------------
                             6        SHARED VOTING POWER
     BENEFICIALLY
                                              530,935 Shares
       OWNED BY          -------------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
         EACH
                                                   --
      REPORTING          -------------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
    PERSON WITH
                                              530,935 Shares
----------------------- ------------- ------------------------------------------------
          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              530,935 Shares
----------------------- --------------------------------------------------------------
         10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES    [_]

                        N/A
----------------------- --------------------------------------------------------------
         11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              2.59%
----------------------- --------------------------------------------------------------
         12             TYPE OF REPORTING PERSON

                        IN
----------------------- --------------------------------------------------------------

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      --------------------------------------------------------------------------------
      CUSIP No.  86663B 10 2                 13G              Page 4 of 10 Pages
      --------------------------------------------------------------------------------
          1             NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                        (ENTITIES ONLY) # 21-0608702

                        Vineland Construction Company
----------------------- --------------------------------------------------------------
          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                        N/A
----------------------- --------------------------------------------------------------
          3             SEC USE ONLY

----------------------- --------------------------------------------------------------
          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        New Jersey
----------------------- ------------- ------------------------------------------------
                             5        SOLE VOTING POWER
      NUMBER OF
                                            1,342,710 Shares
        SHARES           -------------------------------------------------------------
                             6        SHARED VOTING POWER
     BENEFICIALLY
                                                   --
       OWNED BY          -------------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
         EACH
                                            1,342,710 Shares
      REPORTING          -------------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
    PERSON WITH
                                                   --
----------------------- --------------------------------------------------------------
          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            1,342,710 Shares
----------------------- --------------------------------------------------------------
         10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES      [_]

                        N/A
----------------------- --------------------------------------------------------------
         11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            6.55%
----------------------- --------------------------------------------------------------
         12             TYPE OF REPORTING PERSON

                        CO
----------------------- --------------------------------------------------------------

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--------------------------------------------------------------------------------------
      CUSIP No.  86663B 10 2                 13G              Page 5 of 10 Pages
--------------------------------------------------------------------------------------
          1             NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                        (ENTITIES ONLY) # 22-6083927

                        THE BROWN FOUNDATION
----------------------- --------------------------------------------------------------
          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                        N/A
----------------------- --------------------------------------------------------------
          3             SEC USE ONLY

----------------------- --------------------------------------------------------------
          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        New Jersey
----------------------- ------------- ------------------------------------------------
                             5        SOLE VOTING POWER
      NUMBER OF
                                            519,855 Shares
        SHARES           -------------------------------------------------------------
                             6        SHARED VOTING POWER
     BENEFICIALLY
                                                 --
       OWNED BY          -------------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
         EACH
                                            519,855 Shares
      REPORTING          -------------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
    PERSON WITH
                                                 --
----------------------- --------------------------------------------------------------
          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            519,855 Shares
----------------------- --------------------------------------------------------------
         10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES      [_]

                        N/A
----------------------- --------------------------------------------------------------
         11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            2.53%
----------------------- --------------------------------------------------------------
         12             TYPE OF REPORTING PERSON

                        0O
----------------------- --------------------------------------------------------------

Item 1(a). Name of Issuer:
--------------------------

           Sun Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

           226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
---------------------------------

     Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

Item 2(b). Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

           71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c). Citizenship:
-----------------------

     Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

Item 2(d). Title of Class of Securities:
---------------------------------------

           Common Stock, $1.00 par value per share.

Item 2(e). CUSIP Number:
-----------------------

           86663B 10 2

Item 3.
------

           Not Applicable.

Item 4. Ownership:
------------------

     The following information relates to the reporting persons' ownership as of December 31, 2006.

              (a) Amount beneficially owned:

                  Mr. Brown
                  ---------

                  4,531,722 shares (1)

                  Mrs. Brown
                  ----------

                  530,935 shares

                  Vineland Construction Company
                  -----------------------------

                  1,342,710 shares

                  The Brown Foundation
                  --------------------

                  519,855 shares

              (b) Percent of Class:

                  Mr. Brown
                  ---------

                  20.93%

                  Mrs. Brown
                  ----------

                  2.59%

                  Vineland Construction Company
                  -----------------------------

                  6.55%

                  The Brown Foundation
                  --------------------

                  2.53%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote

                    Mr. Brown
                    ---------
                    997,829 shares

                    Vineland Construction Company
                    -----------------------------
                    1,342,710 shares

                    The Brown Foundation
                    --------------------
                    519,855 shares

               (ii) Shared power to vote or to direct the vote

                    Mr. Brown
                    ---------
                    3,391,329 shares (2)

                    Mrs. Brown
                    ----------
                    530,935 shares

               (iii) Sole power to dispose or to direct the disposition of

                     Mr. Brown
                     ---------
                     2,138,222 shares (3)

                     Vineland Construction Company
                     -----------------------------
                     1,342,710 shares

                     The Brown Foundation
                     --------------------
                     519,855 shares

               (iv) Shared power to dispose or to direct the disposition of

                     Mr. Brown
                     ---------
                     3,391,329 shares (2)

                     Mrs. Brown
                     ----------
                     530,935 shares

(1) Includes shares held by Bernard A Brown, Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(2) Includes shares held by Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(3) Includes shares held by Bernard Brown and 1,140,393 shares underlying options which are exercisable within 60 days of December 31, 2006.

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
------------------------------------------------------------------
         Not Applicable.

Item 9.  Notice of Dissolution of Group:
----------------------------------------

         Not Applicable.

Item 10.  Certification:
------------------------

         Not Applicable.


Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                      -9-'

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: January 31, 2007                          /s/Bernard A. Brown
                                                --------------------------------
                                                Bernard A. Brown